Exhibit 99.1

For Immediate Release

Contact:
Gary J. Fuges, CFA
ValueClick, Inc.
1.818.575.4677

VALUECLICK ANNOUNCES EXECUTIVE PROMOTIONS

Westlake Village, CA – June 14, 2005 – ValueClick, Inc. (Nasdaq: VCLK) today announced three executive promotions, enabling the Company to further leverage the depth of its senior management team. The three promotions announced today are:

•	Jeff Pullen, ValueClick’s former executive vice president of operations, has been promoted to chief operating officer, U.S.;

•	Carl White, former managing director of ValueClick Europe, has been promoted to chief operating officer, ValueClick Europe; and

•	Tom Vadnais has been promoted to senior vice president and will be responsible for the Mediaplex technology divisions and the Commission Junction affiliate marketing division.

Jeff Pullen, Chief Operating Officer, U.S.
Reporting to chief executive officer James Zarley, Mr. Pullen will be responsible for overseeing ValueClick’s U.S. operations. Mr. Pullen will focus on driving the growth of ValueClick’s U.S. businesses and capitalize on potential synergies across the Company’s U.S. publisher networks and advertiser clients.

Mr. Pullen joined ValueClick as general manager of affiliate marketing in December 2003 following ValueClick’s acquisition of Commission Junction, where he served as president and chief executive officer. At ValueClick, Mr. Pullen led the successful integration and continued growth of ValueClick’s Commission Junction and Be Free businesses, and was promoted to executive vice president of operations in November 2004.

Carl White, Chief Operating Officer, ValueClick Europe
In his new role Mr. White will continue to oversee all of ValueClick’s European businesses, including Commission Junction, Media, Mediaplex, PriceRunner, and Search123. ValueClick’s European presence includes offices in London, Paris, Munich and Stockholm. Mr. White will also continue to report to chief executive officer James Zarley. Prior to joining ValueClick in October 2001, Mr. White served as the chief operating officer of 24/7 Europe and was responsible for media and technology businesses in thirteen countries. Prior to that, Mr. White worked as a publisher for BBC Worldwide, running commercial and editorial teams across a number of magazine titles and multimedia projects. Mr. White also has senior sales management experience from Gruner and Jahr, Media Week and Centaur Communications.

Tom Vadnais, Senior Vice President, Mediaplex and Commission Junction
After returning to Mediaplex in November 2004 as general manager, Mr. Vadnais will assume the additional responsibility of managing the Company’s Commission Junction affiliate marketing operations. In his new role, Mr. Vadnais will focus on identifying and capitalizing on synergies between Commission Junction and Mediaplex.

Mr. Vadnais joined ValueClick as a director in October 2001 through ValueClick’s acquisition of Mediaplex, where he served as president and chief executive officer. In his new role, Mr. Vadnais will report to Mr. Pullen, and will remain on ValueClick’s board of directors.

“It’s the right time to acknowledge these executives’ contributions to ValueClick, and to position our Company and management team to capitalize on the long-term growth we expect from the industry,” said James Zarley, chairman and chief executive officer of ValueClick. “Given his operations background and success as part of the ValueClick team, Jeff is a natural choice as the Company’s chief operating officer for U.S. operations. Carl’s achievements in running all of the
Company’s European businesses since 2001 makes him a natural for COO for our European businesses, and Tom is a veteran senior manager who is well-suited to drive both Commission Junction and Mediaplex. I look forward to continuing my partnership with these leaders to continue to build upon ValueClick’s successful track record.”

About ValueClick
ValueClick, Inc. (Nasdaq: VCLK) is the single-source provider of media, technology and related services that enable advertisers, agencies and publishers to reach consumers in all major online marketing channels, through three business units:

•	ValueClick Media (http://media.valueclick.com) provides brand advertising and direct marketing solutions for advertisers, agencies and publishers. Through its ValueClick Brand, ValueClick Direct and ValueClick Search groups, ValueClick Media offers marketers a wide range of distribution methods, including web-based advertising, co-registration, pay-per-click search and a variety of email marketing options.

ValueClick Media also includes PriceRunner.com (www.pricerunner.com), a leading provider of online comparison shopping services.

•	Commission Junction (www.cj.com) provides advanced performance marketing solutions that help marketers increase online leads and sales. By facilitating strategic relationships between advertisers and publishers, Commission Junction leverages its proven expertise in affiliate marketing and search marketing to drive measurable results for its clients.

•	Mediaplex (www.mediaplex.com) provides technology and services that help advertisers, agencies and Web site publishers manage their online advertising and permission-based email campaigns. Additionally, Mediaplex provides the AdVault suite of software and services that help advertising agencies and other companies operate their businesses more efficiently, through effective agency management, media management, and content management solutions.

For more information, please visit www.valueclick.com.

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, trends in online advertising spending and estimates of future online performance-based advertising. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the
Securities and Exchange Commission made from time to time by ValueClick, including its Annual
Report on Form 10-K filed on March 31, 2005, recent quarterly reports on Form 10-Q and current reports on Form 8-K. Other factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include, but are not limited to, the risk that market demand for online advertising, and performance-based online advertising in particular, will not grow as rapidly as predicted. ValueClick undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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